UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 16, 2011

Jones Soda Co.
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	0-28820	52-2336602
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 1st Avenue South, Suite 100, Seattle, Washington		98134
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	206-624-3357

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 16, 2011, Jones Soda Co. (the "Company") received a deficiency letter from The Nasdaq Stock Market indicating that, for the thirty consecutive business days ending September 15, 2011, the bid price for the Company’s common stock has closed below the minimum $1.00 per share requirement for continued listing on The Nasdaq Capital Market under Nasdaq Marketplace Rule 5550(a)(2). In accordance with Nasdaq Marketplace Rule 5810(c)(3)(A), the Company has been provided an initial period of 180 calendar days, or until March 14, 2012, to regain compliance. The letter states that the Nasdaq Staff will provide written notification that the Company has achieved compliance with the minimum bid price listing requirement if at any time before March 14, 2012, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of ten consecutive business days, although the Nasdaq Staff has discretion to require compliance for a period in excess of ten consecutive business days, but generally no more than twenty consecutive business days, under certain circumstances.

If the Company is unable to regain compliance by March 14, 2012, the Company may be eligible for an additional 180 calendar day compliance period, or until September 10, 2012, to demonstrate compliance with the bid price requirement. To qualify, the Company will be required to meet the continued listing requirement for market value of publicly held shares set forth in Market Place Rule 5550(a) and all other initial listing standards for the Nasdaq Capital Market set forth in Marketplace Rule 5505, and will need to provide written notice to Nasdaq of its intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary. If the Company does not qualify for the second compliance period or fails to regain compliance during the second 180 day period, then Nasdaq will notify the Company of its determination to delist the Company’s common stock, at which point the Company would have an opportunity to appeal the delisting determination to a Hearings Panel.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jones Soda Co.

September 19, 2011	By:	/s/ Jennifer L. Cue

Name: Jennifer L. Cue
Title: Interim Chief Financial Officer